Exhibit 10.5

EMPLOYMENT RETENTION AGREEMENT
FOR SCOTT WOLLENBERG

THIS AGREEMENT, made as of this 26th day of July, 2019, between SCOTT WOLLENBERG ("Mr. Wollenberg") and MODINE MANUFACTURING COMPANY, a Wisconsin corporation, and its divisions, subsidiaries, successors and assigns ("Modine").

RECITALS

WHEREAS, Mr. Wollenberg has been an employee of Modine since April 13, 1992;

WHEREAS, Modine has informed Mr. Wollenberg that due to corporate restructuring, Mr. Wollenberg’s position is being eliminated;

WHEREAS, Modine has requested that Mr. Wollenberg step down as Vice President, Chief Technology Officer, and continue his employment with Modine to complete an ongoing project;

WHEREAS, Mr. Wollenberg has agreed to continue his employment with Modine based upon Modine entering into this Employment Retention Agreement, with the benefits and compensation and severance benefits described herein (“Agreement”).

NOW, THEREFORE, the Parties agree as follows:

1.	Recitals. The Recitals form an integral part of this Agreement and are incorporated herein as if fully set forth.

2.	Job Responsibilities.

A.
Project Specific Responsibilities:  Mr. Wollenberg’s specific assignment for the Term of this Agreement will be lead of the Project Dakota Program Management Office (the “Project”).  It is anticipated that this Project will continue through the 2019 calendar year. Completion of the Project occurs upon the earlier of (i) one hundred eighty (180) days after the closing of the sale of the business or assets of the Project or (ii) one hundred eighty (180) days after notification by Modine to terminate Mr. Wollenberg’s employment in accordance with Paragraph 7(B). (“Project Completion”).

B.	General Responsibilities: Mr. Wollenberg, in addition to his Duties set forth above, shall perform such ancillary duties which are within Mr. Wollenberg’s training and experience.

3.	Term. This Agreement shall commence immediately and will terminate upon Project Completion or as otherwise provided for in Paragraph 7 below.

4.
Salary.  Mr. Wollenberg’s salary shall be Three Hundred Sixty-Seven Thousand ($367,000) Dollars per calendar year paid pursuant to Modine’s current pay periods for office personnel subject to all federal, state and local taxes.  Mr. Wollenberg’s salary may not be reduced during the term of this Agreement.

5.
Benefits.  Mr. Wollenberg will continue to participate in all employee benefit programs which are offered to other executive level employees of Modine, as may be amended from time to time.  This includes, but is not limited to: group health insurance, paid time off, performance bonus programs and equity grants.

6.
Best Efforts, Exclusive Service.  Mr. Wollenberg shall devote his best efforts and all his attention, skill and efforts on a full-time basis to the business and affairs of Modine and the Project and shall not without prior, unanimous approval of Modine's Officers, which approval shall not unreasonably be withheld, directly or indirectly, engage in or provide advice or assistance to any other business enterprise, whether or not competitive with Modine.

7.	Termination of Employment.

A.
Termination “for cause”.  Modine may terminate Mr. Wollenberg at any time and without notice if such termination is “for cause” as that term is defined below.  “For cause’ termination shall mean: (i) material breach by Mr. Wollenberg of any provision of this Agreement; (ii) commission of any material act of dishonesty or fraud with respect to Modine; or (iii) conviction of a felony which in the reasonable judgment of Modine Board of Directors is likely to have a material adverse effect upon the business or reputation of Modine or which substantially relates to Mr. Wollenberg’s duties.  In the event Mr. Wollenberg is terminated pursuant to this Paragraph 7(A), Mr. Wollenberg is entitled to no severance compensation as outlined in Paragraph 7(F).

B.
Termination By Modine Without Cause.  In the event Modine elects to terminate Mr. Wollenberg’s employment for reasons other than those set forth in Paragraph 7(A) (“without cause”), Modine must give Mr. Wollenberg no less than one hundred eighty (180) days’ advance notice of his termination date (“Notice Period”).  If Modine no longer needs the services of Mr. Wollenberg prior to the passage of the Notice Period, it may so inform Mr. Wollenberg, at which time he would be relieved of any continuing obligations to Modine, however, for purposes of this Agreement, Mr. Wollenberg’s date of employment separation with Modine would be the date Modine informs Mr. Wollenberg he is relieved of his continuing obligations. Mr. Wollenberg would receive all salary he would have received during the remaining period of the Notice Period.  This payment will be in addition to the severance set forth in Paragraph 7(F). This amount will be paid to Mr. Wollenberg in a lump sum within sixty (60) days after Mr. Wollenberg separates employment with from the Modine. Payment of this amount is contingent on the satisfaction of Paragraph 7(F)(7) (Release of Claims) of this Agreement.

C.
End of Project.  Mr. Wollenberg’s continued employment with Modine is based upon Modine’s need to complete the Project.  Mr. Wollenberg agrees to remain with Modine until the Project is complete.  Both parties acknowledge that the Project will continue through the 2019 calendar year.  The Project Completion will be treated as a without cause termination by Modine for purposes of Paragraph 7(F). Further, Modine may, at Project Completion, offer Mr. Wollenberg another position within Modine.  Mr. Wollenberg may, but is not required, to accept such a position.  The offering of the new position within Modine does not alter Modine’s obligation to pay the separation benefits set forth in Paragraph 7(F).   In the event that Mr. Wollenberg does accept such a position, Modine shall be required to make the payment in accordance with Paragraph 7(F)(1), but shall not be required to provide the severance benefits described in Paragraphs 7(F)(2),  7(F)(3),  7(F)(4),  and 7(F)(5).  Notwithstanding the foregoing, the parties reserve the right to negotiate any severance benefits that may be provided in the event of a severance from employment from any position subsequently accepted by Mr. Wollenberg.

D.
Voluntary Termination.  Mr. Wollenberg may terminate his employment at Modine by giving Modine at least sixty (60) days' written notice in advance.  In the event Mr. Wollenberg voluntarily terminates his employment with Modine, Mr. Wollenberg is entitled to no severance compensation as outlined in Paragraph 7(F).

E.
Return of Property upon Termination. Upon termination of employment, for any reason, Mr. Wollenberg agrees forthwith to deliver to Modine all equipment, notebooks and other data or records, whether written or in any other media, relating to Mr. Wollenberg's duties with Modine.

F.
Severance.  In the event Mr. Wollenberg’s employment is terminated pursuant to Paragraph 7(B) or when this Agreement terminates pursuant to Paragraph 7(C), Mr. Wollenberg will be entitled to receive as severance the following compensations and benefits:

1.
Severance Pay.  Modine will pay to Mr. Wollenberg an amount equal to fifty-two (52) weeks of pay at the rate set forth in Paragraph 4 above.  This severance will be paid to Mr. Wollenberg in a lump sum within five (5) business days after execution of the General Release of Claims Agreement by Mr. Wollenberg and the passage of the seven (7) day revocation period.

2.
Health Insurance.  Provided Mr. Wollenberg timely elects continuation coverage for Modine’s group health plan under the  Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Modine will continue to subsidize the cost of its group health plan so that Mr. Wollenberg only pays the premiums amounts of active employees with the same coverage as of his separation of employment date, until the earliest of (a) the expiration of 12 months following his separation of employment with Modine, (b) the date that Mr. Wollenberg becomes eligible for the group health plan of another employer, or (c) the date Mr. Wollenberg loses the right to COBRA continuation coverage under Modine’s group health plan. Notwithstanding the foregoing, if at any time Modine determines, in its sole discretion, that its subsidy of the COBRA premiums on Mr. Wollenberg’s behalf reasonably could result in Modine or plan participants under the group health plan incurring additional costs, penalties or taxes under applicable law (including, without limitation, Section 2716 of the Public Health Service Act, and Section 105(h) of the Internal Revenue Code) then in lieu of subsidizing the COBRA premiums on Mr. Wollenberg’s behalf, Modine will instead pay Mr. Wollenberg on the last day of each remaining month for which Mr. Wollenberg is entitled to the COBRA subsidy, a fully taxable cash payment equal to the COBRA subsidy for that month, subject to applicable tax withholding.

3.
FY20 MIP.  Upon ONC Committee approval of any FY20 MIP payout, Mr. Wollenberg will receive his MIP compensation in accordance with the terms of the MIP, pursuant to Mr. Wollenberg’s target bonus percentage of fifty percent (50%) of his base salary and payment conditioned on all MIP financial metrics being achieved.   For purposes of calculation of the MIP compensation, Modine shall forecast financial metrics for FY20 as of Mr. Wollenberg’s termination date. Such MIP compensation shall  be prorated for the number of complete months of service in FY20. This amount will be paid to Mr. Wollenberg in a lump sum within five (5) business days after execution of the General Release of Claims Agreement by Mr. Wollenberg and the passage of the seven (7) day revocation period.

4.	Equity Considerations.

a.
In partial consideration for Mr. Wollenberg accepting this position, Modine agrees that all unvested Restricted Stock and Restricted Stock Units granted in FY17, FY18 and FY19 shall vest upon Mr. Wollenberg’s separation of employment with Modine.

b.
In partial consideration of Mr. Wollenberg remaining with Modine to Project Completion, the ONC Committee has approved accelerated vesting of certain outstanding equity grants held by Mr. Wollenberg.  In addition, all LTIP Performance Shares earned in accordance with the FY18-20 performance cycle will be vested in full at the earned payout percentage, and all LTIP Performance Shares earned in accordance with the FY19-21 performance cycle will be vested at the earned payout percentage, but prorated for full months of active service provided by Mr. Wollenberg to Modine during this performance cycle.  Mr. Wollenberg will be granted equity in connection with the FY20-22 performance cycle; however, no accelerated vesting will occur with respect to this grant, and any unvested equity will be forfeited at the time of Mr. Wollenberg’s separation.

5.
Outplacement Services.  Modine will provide Mr. Wollenberg with executive outplacement services to assist him in this career transition. Said outplacement service will continue until such time as Mr. Wollenberg takes a full time position in his field. Notwithstanding the foregoing, Modine shall pay the cost for twelve (12) months of such outplacement services and the cost of any services beyond twelve (12) months shall be the responsibility of Mr. Wollenberg.

6.
Payment Continuation.  Modine agrees that the obligation regarding these severance benefits is partial consideration for Mr. Wollenberg’s agreement to stay with Modine and complete the Project.  As such, Modine agrees that the severance benefits once earned by Mr. Wollenberg will continue to be paid even in the event of Mr. Wollenberg’s death.

7.
Release of Claims.  Modine shall not be obligated to provide any payments to Mr. Wollenberg under Paragraph 7(F) as a result of any termination of employment unless: (a) the Mr. Wollenberg first executes within twenty-one (21) calendar days, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), forty-five (45) calendar days, of Mr. Wollenberg’s (or such earlier date as may be required by Modine) a release of claims agreement substantially in the form attached hereto as Exhibit A, with such changes as Modine may determine to be required or reasonably advisable, including but not limited to changes to make the release enforceable and otherwise compliant with applicable law (the “Release”), (b) Mr. Wollenberg does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.  Notwithstanding the foregoing, the Release will not affect Mr. Wollenberg’s ability to enforce the terms, conditions and benefits set forth in this Agreement.

8.	Section 409A.

A.
Interpretation. Compensation and benefits under this Agreement are intended to be exempt from or to comply with Code Section 409A and the interpretive guidance thereunder, and any similar state laws (collectively, “Section 409A”), including but not limited to, the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent, and the requirement of Treasury Regulation Section 1.409A-3(i)(2) shall be observed, if applicable. Each payment under this Agreement or any benefit plan of Modine is intended to be treated as one of a series of separate payments for purposes of Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions, including without limitation any similar state law provisions).

B.
Required Payment Delays for Non-Qualified Deferred Compensation. If any payments are treated as non-qualified deferred compensation subject to Section 409A, and if Mr. Wollenberg is deemed, at the time of separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), then to the extent delayed commencement of any portion of the payments or benefits to which Mr. Wollenberg is entitled is required, such portion shall not be paid to Mr. Wollenberg before the earlier of (A) the first business day of the seventh month measured from the date of Mr. Wollenberg’s “separation from service” with the Modine under Section 409A, or (B) the date of Mr. Wollenberg’s death. Upon the earlier of such dates, all deferred payments shall be paid to Mr. Wollenberg (or beneficiary or estate) as applicable, in a single lump sum, and any remaining payments due shall be paid as otherwise provided in this Agreement. To the extent any payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, if the time period for consideration of a general release through the expiration of any applicable revocation period with respect to the general release begins in one taxable year and ends in the following taxable year, then payments shall not be paid or commence being paid until the beginning of the second taxable year.

C.
No Warranty or Guaranty of Tax Treatment. Modine does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from the compensation or benefits payable under this Agreement.  Modine does not represent that this Agreement complies with Section 409A and in no event shall Modine, its affiliates nor their respective directors, officers, employees or advisers be liable for any additional tax, interest or penalty that may be imposed on Mr. Wollenberg (or any other individual claiming a benefit through Mr. Wollenberg) pursuant to Section 409A or damages for failing to comply with Section 409A.  Mr. Wollenberg is solely responsible for the proper tax reporting and timely payment of any tax or interest for which he or she is liable as a result of the compensation or benefits payable pursuant to this Agreement.

9.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, and the parties agree and consent (subject to the Arbitration provision herein) to jurisdiction and venue in the courts of the State of Wisconsin to resolve any dispute arising under this Agreement.

10.
Binding Effect.  The rights accruing to Modine under this Agreement shall pass to its assigns or successors, and Mr. Wollenberg's obligations set forth herein shall extend to Mr. Wollenberg's administrators, executors, personnel representatives, heirs, and assigns.

11.
Severability.  Should any part, term or provision of this Agreement be construed by any court of competent jurisdiction to be illegal or in conflict with any law of the State of Wisconsin, such part, term or provision shall be construed to afford Modine the maximum protection and benefit permissible, and the validity of the remaining portions or provisions shall not be affected thereby.

12.
Modifications.  This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise terminated, in whole or in part, except by an instrument in writing signed by an officer or other authorized executive of Modine and Mr. Wollenberg.

13.
Arbitration Clause.  The parties expressly intend that the mandatory arbitration provisions of this Agreement shall be liberally construed so as to require the arbitration of all claims and disputes of every kind and nature, whether arising out of contract, tort, statute, common law or any other theories of liability and/or recovery in law and/or equity.

Without in any way limiting the above expressed intent of the parties to this Agreement, all “Disputed Claims” shall be resolved by mandatory arbitration and shall include, but not be limited to:  any differences, claims, matters in dispute, or controversies of every kind or nature as to the existence, construction, validity, interpretation, meaning, performance, non-performance, enforcement, operation, breach, continuance, termination, misrepresentations (both in its formation or its execution), compliance with Federal, State or Local statutes, ordinances, or regulations and any other theories of liability and/or recovery in law and/or equity, arising from or related, either directly or indirectly, to this Agreement or the matters discussed herein.

All Disputed Claims shall be submitted by the parties to arbitration in accordance with this Agreement and the Wisconsin Arbitration Act, Chapter 788 of the Wisconsin Statutes, if that Act is applicable, and if not, in accordance with the provisions of the United States Arbitration Act, 9 U.S.C. §1 et. seq., or any revisions or recreations of those Acts.  In the event of arbitration, each party shall select an arbitrator within thirty (30) days of submission of any Disputed Claims to arbitration.  If an arbitrator timely selected by a party is unable, for any reason, to serve until the making of a decision or an award, that party may name a successor arbitrator.  If either party fails to designate an arbitrator within the thirty (30) day period, that party's right to name an arbitrator (or any successor arbitrator) is forfeited, and any arbitrator timely named shall select a second arbitrator.  The first two arbitrators shall then [within thirty (30) days of the selection of the last of them] jointly select a third arbitrator, the three arbitrators of which shall constitute the “Arbitration Panel”.  If the two arbitrators to be selected by the parties are unable to agree upon the selection of a third arbitrator, the third arbitrator shall be supplied by the Circuit Court for Racine County, Wisconsin.   Each party shall reach an agreement with the arbitrator named by that party on the compensation to be paid to that arbitrator and shall disclose that agreement to the other party and the other arbitrator.

In the event a party forfeits its right to have an arbitrator, then the second arbitrator shall be paid by the forfeiting party upon the same terms as the non-forfeiting party compensates its appointed arbitrator.  The parties shall each pay one-half (1/2) of the fees and expenses of the third arbitrator as billed by that arbitrator to the parties.

Notwithstanding any other provision to the contrary, the parties agree and consent to the taking of depositions and the use of discovery in accordance with the Federal Rules of Civil Procedure and the Wisconsin Statutes.  Furthermore, an aggrieved party prior to the seating of the arbitration panel as provided for in this Agreement, may petition the Circuit Court for Racine County, Wisconsin, for such temporary equitable relief as the court may determine is appropriate under the circumstances to maintain the status quo until the appointment of the arbitration panel as provided for herein.

14.
Entire Agreement.  This Agreement, with the Release, constitutes the entire agreement among the parties hereto with respect to employment, change in control, post-employment and compensation and benefit arrangements, and supersedes all prior agreements, promises, and representations with respect to such arrangements whether in writing or otherwise, including without limitation the agreements, offer letters or other arrangements, including the letter agreement between Modine and Mr. Wollenberg dated February 25, 2019.

In witness whereof, the parties have executed this Agreement as of the date and year first written above.

/s/ Scott Wollenberg
Scott Wollenberg

MODINE MANUFACTURING COMPANY

By:	/s/ Brian Agen
Brian Agen, Vice President,
Human Resources

MODINE MANUFACTURING COMPANY

GENERAL RELEASE OF CLAIMS AGREEMENT (“AGREEMENT”)

THIS AGREEMENT, made by and between SCOTT WOLLENBERG ("Mr. Wollenberg") and  MODINE MANUFACTURING COMPANY, a Wisconsin corporation, and its divisions, subsidiaries, successors and assigns ("Modine").  The Parties hereby agree as follows:

1.	Mutual Release of Claims.

(A)          I, Scott. Wollenberg, individually and for my heirs, successors, administrators and assigns, hereby knowingly and voluntarily releases Modine, its officers, directors, stockholders, current or former employees, insurers, affiliates, agents, successors, assigns and legal representatives hereinafter collectively referred to as “released parties” from any and all claims and causes of action of every kind and nature, including, but not limited to, claims for attorney’s fees, whether based on federal, state or local laws, statutes, rules, regulations or common law, whether in law or equity, whether liquidated or unliquidated, whether known or unknown, which I have, had or may have against the released parties, arising out of and/or in connection with their previous employment relationships and/or in connection with my period of employment with Modine, including the termination of his employment from Modine.  This release shall be binding upon and inure to the benefit of each of the respective parties and their heirs, successors, assigns and the released parties.  The parties intend this release to be liberally construed so as to fully release the released parties from any and all obligations (except the obligations as specifically provided for in this Agreement or rising from the Employment Retention Agreement dated July 26, 2019 (“ERA”)), liabilities, claims and causes of action of every single kind and nature which I may have against the released parties.

(B)           My waiver and release of rights, claims and causes of action under this Agreement includes, but is not limited to, a waiver of any rights, claims and causes of action arising under Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. §§2000e et seq.; the Civil Rights Act of 1966, 42 U.S.C. §1981; the Civil Rights Act of 1991, Pub. L. No. 102-166, 105 Stat. 1071; the Fair Labor Standards Act, 29 U.S.C. §§201 et seq.; the American With Disabilities Act, 42 U.S.C. §§12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; the National Labor Relations Act, 29 U.S.C. §§151, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§701 et seq.; Employee Retirement Security Act, 29 U.S.C. §§1001 et seq.; Federal Executive Order 11246; the Wisconsin Fair Employment Act, Wis. Stats. §§ 111.31 et seq., including but not limited to any and all claims for age discrimination and wrongful termination, and all other applicable federal, state and local statutes, laws and ordinances.  I understand that I am waiving and releasing all his rights, claims and causes of action arising or occurring prior to, and including, the effective date of this Agreement, including the period of my employment with and termination from Modine.  I acknowledge and agree that the consideration I will receive under this Agreement and/or the ERA is fully sufficient and satisfactory for these releases and waivers.

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2.	Claims to Which Agreement Does Not Apply.

This Agreement does not apply to any claims that may arise after the date of this Release. This Agreement does not apply to any claims that may not be released under applicable law, including, but not limited to any charge or complaint filed with any administrative agencies such as the United  States Equal Employment Opportunity Commission (“EEOC”). Further, this Agreement does not apply to any claims which may rise as to the enforcement of the ERA between Modine and me.

3.	Claims Released Include Age Discrimination.

The claims released include, but are not limited to, discrimination on the basis of age under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621 et. seq.) and any similar state and local law. Neither Modine’s signing of this Agreement, nor any actions taken toward compliance with its terms, constitutes Modine’s admission of any liability to me other than under this release, or of any wrongdoing under any federal, state or local laws.

4.	Agreement Covers Claims Against Related Parties.

For purposes of this Agreement the term “Modine” includes Modine Manufacturing Company and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors, assigns, and retirement plan administrators and fiduciaries. Therefore, the claims released include claims I have against any such persons or entities, as of the date of my execution of this Agreement.

5.	The Terms “Claims” and “Release” are Construed Broadly.

As used in this Agreement, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

6.	Agreement Binding on Employee and Related Parties.

This Agreement shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

7.	Employee Rights and Protections.

Nothing in this Agreement, or any agreement or policy referenced in it, is intended or interpreted to prohibit me: (a) from participating, cooperating or providing information in an investigation by the EEOC or other government agency or entity regarding any claim released in this Agreement, any of the terms and conditions of this release or my employment with Modine, or as may be required or permitted by law; (b) from seeking a judicial or administrative determination regarding the validity of the waiver and release set forth in this Agreement or from filing a charge or complaint with the EEOC or other government agency or entity; or (c) from reporting possible violations of federal law or regulation to any government agency or entity or making any disclosures that are protected under the whistleblower provisions of federal law or regulation or otherwise cooperating with any government inquiry without advance approval by or notice to Modine. Further, nothing in this Agreement shall be construed to prevent me from communicating with any government agency regarding matters that are within the agency’s jurisdiction. Specifically, I may provide information to the Securities and Exchange Commission regarding any possible securities law violations, and recover an award from the Securities and Exchange Commission as a result of my reporting such possible violations. Modine’s acknowledgment of this exception does not otherwise limit the scope of the waiver and release in Paragraphs 1 – 6 of this Agreement; I do, however, waive any right to recover damages or obtain any monetary or any other personal relief of any kind based on (y) a charge filed with the EEOC or state or local EEO agency, or (z) any lawsuit arising from such a charge.

8.	Additional Consideration.

I have executed this Agreement in consideration of the severance benefits under the ERA.  I acknowledge that those benefits contained in the ERA represent consideration in addition to anything of value that I am otherwise entitled to receive from Modine. I further acknowledge that the severance benefits described in the ERA are sufficient to support this Agreement.

9.	Representations.

In connection with my decision to enter into this Agreement, I acknowledge that I have not relied on any verbal or written representations by Modine other than those explicitly set forth in this Agreement.

10.	Opportunity to Consider this Release; Consultation with Attorney.

I have read this release and fully understand its terms. I have been offered twenty-one (21) days to consider its terms. MODINE HEREBY RECOMMENDS AND I ACKNOWLEDGE THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

11.	Voluntary Agreement.

I have entered into this Agreement knowingly and voluntarily and understand that its terms are binding on me.

12.	Partial Invalidity of this Agreement.

If any part of this Agreement is held to be unenforceable, invalid or void, then the balance of this Agreement shall nonetheless remain in full force and effect to the extent permitted by law.

13.	Return of Modine Property; Confidentiality.

I have returned or will return to Modine any and all Modine property, including all equipment, telephones, keycards, records, files, papers, handbooks, Confidential Information (as defined below), computers and computer equipment that I had in my possession in whatever form, including electronic media.

During the course of my employment with Modine, I have had access to, received and/or developed information that is confidential to Modine including, without limitation, information pertaining to financial matters, budgets, strategic plans, marketing, sales, customers, business plans, inventions, processes, formulas, designs, supplies, products and employees (the “Confidential Information”). Confidential Information shall not include any information that is in the public domain by means other than improper disclosure, but shall include non-public compilations, combinations or analysis of otherwise public information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations I may have under the law with respect to Modine’s Confidential Information, including any obligations I may owe under Wis. Stat. § 134.90 or similar statutes governing trade secrets which may extend beyond the contractual period restrictions herein. I acknowledge and agree that all Confidential Information was or is hereby assigned to and remains the exclusive property of Modine. I agree that I will maintain the Confidential Information in strict confidence and not disclose it to any person or use it in any way to harm Modine for a period of two (2) years following the end of my employment unless specifically required by this Agreement, by law or by written permission of Modine.

I further agree that I have not and will not, except as specifically noted below, make known the negotiations leading to and contents or terms of this Agreement except to my spouse, legal counsel or tax advisor or except as required by law or as may be necessary in order to enforce this Agreement, and agree that if disclosure is made to my spouse, legal counsel or tax advisor, they shall also be bound by this confidentiality provision and I shall take all reasonable steps to ensure that they comply with it.

14.	Headings.

The headings and subheadings in this Agreement are inserted for convenience and reference only and are not to be used in construing this Agreement.

15.	Applicable Law.

Wisconsin law will apply in connection with any dispute or proceeding concerning this Agreement.

16.	Suit in Violation of this Agreement - Loss of Benefits and Payment of Costs.

If I bring an action against Modine in violation of this Agreement or if I bring an action asking that this Agreement be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Modine all payments that I have received as consideration for this Agreement. If my action is unsuccessful, I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Modine in its successful defense against the action. However, the previous two sentences shall not be applicable to an action, if I bring it, challenging the validity of this Agreement under the Age Discrimination in Employment Act (which I may do without penalty under this Agreement). I acknowledge and understand that all remaining benefits to be provided to me as consideration for this Agreement will permanently cease as of the date such action is instituted.

17.	Non-disparagement.

I agree that I will not make disparaging remarks about Modine or its products, practices, or conduct (including personnel practices), provided, however, that I may give nonmalicious and truthful testimony about such matters if properly subpoenaed to do so.

18.	Preservation of Rights under Benefit Plans and Indemnities.

This Agreement shall not adversely affect my rights to receive any benefit that I am otherwise entitled to receive under any of Modine’s qualified and nonqualified benefit plans, the ERA, or any rights I may have to indemnification under Modine’s officers and directors’ insurance coverage, Modine’s Articles of Incorporation or Bylaws or any expressly written indemnity agreement between Modine and me.

19.	7 Day Revocation Period.

I understand that I have a period of seven calendar days following the date I deliver a signed copy of this Agreement to Modine Manufacturing Company, Attn: Brian J. Agen, 1500 DeKoven Avenue, Racine, Wisconsin 53403 to revoke this Agreement by giving written notice to that person. This Agreement and my entitlement to severance benefits described in the ERA will be binding and effective upon the expiration of this seven day period if I do not revoke, but not before.

20.	Total Amount of Severance Payments.

I understand that my severance pay and all other benefits payable to me in connection with this Agreement have been designed to qualify as a “short-term deferral” or “separation pay plan” that is exempt from certain federal tax laws that govern the payment of non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. I further understand that, because of this, the total amount of severance payments that I receive that are not “short-term deferrals” as contemplated in Treasury Regulation 1.409A-1(b)(4), will not be greater than two times the lower of the following two amounts: (1) my annualized compensation for the year prior to the year of my termination (as determined by Modine under Treasury Regulation 1.409A-1(b)(9)(iii)) or (2) the dollar limitation set by the Internal Revenue Service under Internal Revenue Code section 401(a)(17) for the calendar year of my termination ($280,000 in 2019). In addition, I further understand that no severance payment or benefit due to me in this connection with this Agreement will, under any circumstances, be provided after the December 31 of the second calendar year after the year of my termination. I understand that any future employment and income tax consequences (including related penalties and interest) on payments or consideration received under this Agreement are my responsibility and will not provide a basis to set aside or in any way alter this Agreement.

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21.	Cooperation with Government Agencies.

Nothing in this Agreement, including but not limited to the provisions in Sections 1, 2, 3, 4, 5, 6, 13 and 17 above, (a) limits or affects my right to challenge the validity of this Agreement, including a challenge under the Age Discrimination in Employment Act of 1967, as amended; (b) interferes with my right and obligations to give truthful testimony under oath; or (c) precludes me from participating in an investigation, filing a charge, or otherwise communicating with the Equal Employment Opportunity or other state or federal agencies responsible for enforcing anti-discrimination laws. That notwithstanding, by signing below, I agree and acknowledge that I do, however, waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any such charge.

22.	Entire Agreement.

Unless otherwise stated in this Agreement, I acknowledge that I have not relied on any verbal or written representations by any Modine representative other than those explicitly set forth in this Agreement. This Agreement and the ERA set forth the entire agreement between Modine and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This Agreement does not supersede my obligations and Modine’s rights under any confidentiality, intellectual property, or any other restrictive covenant I may have signed with Modine. I agree that I am not entitled to any other severance, benefits, vacation accrual, bonus, commission or other payments of any kinds from Modine, except those described in this Agreement or in the ERA.

EXECUTED THIS _____DAY OF ___________________, 20_____.

Employee's Signature

Employee’s Name:	(please print)
Scott Wollenberg

Received by:

Modine Manufacturing Company
1500 DeKoven Avenue
Racine WI 53403

Name:	Date:

Title: